Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Installed Building Products, Inc. (the “Company,” “we,” “us” or “our) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), namely its common stock, $0.01 par value per share.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (our “Charter”) and our Amended and Restated By-laws (our “By-laws”), each of which have been filed with the Securities and Exchange Commission as exhibits to this Annual Report on Form 10-K.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 per value per share.

No shares of our preferred stock are designated, issued or outstanding. Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Generally, directors are elected by the vote of a majority of votes cast.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Any determination relating to dividends will be made at the discretion of our board of directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, contractual restrictions, legal requirements and other factors our board of directors may deem relevant.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no sinking fund provisions applicable to our common stock. There are no redemption provisions applicable to any shares of our common stock.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Certain Anti-Takeover Provisions

Our Charter and Bylaws, as well as the Delaware General Corporation Law (the “DGCL”), contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Board Size; Filling of Vacancies. Our Charter and Bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification or removal from office or other cause will be filled solely by a majority vote of our remaining directors, or a quorum of our remaining directors, in office.

Classified Board of Directors. Our Charter provides that our board of directors will be divided into three classes, with each class serving three-year staggered terms.

Special Meetings of Stockholders. Our Charter and Bylaws provide that special meetings of the stockholders may be called only by the chairman of our board of directors, our Chief Executive Officer, any two directors or upon a resolution approved by a majority of the total number of directors that we would have if there were no vacancies, and not by our stockholders.

No Stockholder Action by Written Consent. Our Charter provides that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Business combinations with interested stockholders. We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with a stockholder owning 15% or more of such corporation’s outstanding voting stock for a period of three years following the date on which such stockholder became an “interested” stockholder. In order for us to consummate a business combination with an “interested” stockholder within three years of the date on which the stockholder became “interested,” either (1) the business combination or the transaction that resulted in the stockholder becoming “interested” must be approved by our board of directors prior to the date the stockholder became “interested,” (2) the “interested” stockholder must own at least 85% of our outstanding voting stock at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the business combination must be approved by our board of directors and authorized by at least two-thirds of our stockholders (excluding the “interested” stockholder). This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Any delay or prevention of a change of control transaction or changes in our board of directors and management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares of our common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

Our Charter and Bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by DGCL.

Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “IBP.”

Transfer Agent and Registrar

The transfer agent and registrar for the shares for our common stock is Computershare.